Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054
Tel. (973) 386-9696 Fax (973) 402-4042

WIRELESS TELECOM GROUP AGREES TO SELL SUBSTANTIALLY ALL
OPERATING ASSETS AND LIABILITIES OF WILLTEK

NEWS RELEASE

Contact:	Robert Censullo
(973) 386-9696

For Immediate Release

Friday, April 9, 2010

Parsippany, N.J. – Wireless Telecom Group, Inc. (NYSEAmex: WTT) (the “Company”) announced today the execution of a definitive agreement to sell substantially all of the operating assets of its wholly owned subsidiary Willtek Communications GmbH and affiliates to Aeroflex Incorporated, a Delaware corporation, in exchange for $2,750,000 in cash and the assumption of certain liabilities. The closing of the sale is subject to certain customary closing conditions and is expected to occur on or about April 30, 2010. The cash purchase price is subject to a post-closing adjustment if the adjusted net assets sold at the date of closing are less than the adjusted net assets target set forth in the purchase agreement. As part of the sale, all current employees of Willtek Communications GmbH and its affiliates will be assumed by Aeroflex.

“This transaction will allow the Company to focus its efforts and strong financial resources on the remaining brands Noisecom, Boonton and Microlab. These brands have historically been the core business of the Company. We intend to continue development of products within each of these brands and to maintain our leadership position in the RF and Microwave signaling test & measurement and components markets,” stated Paul Genova, Chief Executive Officer. Genova continues, “The disposition of Willtek is part of the Company’s overall strategic plan to return to its core competencies and reposition itself for growth opportunities. We believe the transaction will better position the Company for future success and is in the best interest of our shareholders.”

Robert Vogel, general manager of Aeroflex’s wireless products group added, ”We look forward to the addition of Willtek to our organization and the strengthening of our market leading product portfolio”.

About Wireless Telecom Group

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab, Noisecom, and Willtek brands. Its complementary suite of high performance instruments and components includes peak power meters, signal analyzers, power splitters, combiners, diplexers, noise modules, precision noise generators, and mobile phone testing solutions. The Company serves both commercial and government markets with workflow-oriented, built-for-purpose solutions in cellular/mobile, WiFi, WiMAX, private mobile radio, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support.

Wireless Telecom Group’s website address is http://www.wtcom.com. Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008.